Exhibit 99.2

Contact:	David Lilly/Joseph Kuo Kekst and Company (212) 521-4800	Mark A. Ricca Carver Bancorp, Inc. (212) 360-8820

CARVER BANCORP, INC. PROVIDES SUMMARY OF ANNUAL MEETING

New York, December 21, 2009 – Carver Bancorp, Inc. (Nasdaq: CARV), the holding company for Carver Federal Savings Bank, today reported that, at its Annual Meeting of Stockholders held December 18, 2009, Chairman and Chief Executive Officer Deborah C. Wright provided a review of fiscal year 2009 and the first half of fiscal year 2010 for Carver’s stockholders, outlined recent accomplishments and discussed trends that are likely to impact the remainder of fiscal year 2010. Ms. Wright also discussed the activities and accomplishments of Carver Community Development Corporation, the Carver unit that directs the bank’s community development and outreach initiatives, and acknowledged current stockholders, board members, and staff.

At the Annual Meeting, stockholders re-elected Dr. Samuel J. Daniel, Robert Holland, Jr., and Robert R. Tarter to the Board of Directors, ratified the appointment of KPMG LLP as Carver’s independent registered public accounting firm for the fiscal year ending March 31, 2010, and approved the advisory (non-binding) approval of compensation of named executive officers.

A copy of Ms. Wright’s presentation at the Annual Meeting is available on the Investor Relations page of Carver’s website at www.carverbank.com.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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